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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of (i) our report dated November 27, 1996 (except Notes 2 and 5, as to which the date is March 5, 1997), with respect to the consolidated financial statements of Waterlink, Inc.; (ii) our report dated February 28 ,1997 with respect to the financial statements of Mass Transfer Systems, Inc.; and (iii) our report dated March 7, 1997 with respect to the consolidated financial statements of Water Equipment Technologies, Inc. in Amendment No.1 to the Registration Statement (Form S-1 No. 333-25249) and related Prospectus of Waterlink, Inc. for the registration of 4,500,000 shares of its common stock.


                                          ERNST & YOUNG LLP

Canton, Ohio

May 22, 1997